Exhibit 99.2

NEWTEK BUSINESS SERVICES, INC.

Amendment to Employment Agreement

with Jeffrey G. Rubin

PREAMBLE. This Amendment entered into this 21st day of December 2007, by and between Newtek Business Services, Inc. (the “Company”) and Jeffrey G. Rubin (the “Executive”), effective immediately.

WHEREAS, the Executive entered into an Employment Agreement dated June 30, 2006 with the Company which provided for Executive to be employed as an executive officer (the “Employment Agreement”); and

WHEREAS, the parties desire by this writing to amend the Employment Agreement to extend the term.

NOW, THEREFORE, it is AGREED as follows:

1. Terms used herein and not defined shall have the meaning set forth in the Employment Agreement.

2. Section 6 is hereby amended and restated in its entirety to provide for an extension of the Term to June 30, 2008 to read as follows:

“6. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending on June 30, 2008 or such earlier date as is determined in accordance with Section 11 (the “Term”).”

3. Except as otherwise specifically amended by the above, the Employment Agreement remains in full force and effect, and is hereby confirmed and ratified in all respects.

4. This Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and, may be amended, supplemented or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

5. This Agreement shall be binding upon and inure to the benefit of our successors, assigns, heirs and legal representatives.

6. This Agreement may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

7. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Witnessed by:	NEWTEK BUSINESS SERVICES, INC.

By:
Its CEO

Witnessed by:	JEFFREY G. RUBIN

By:
Jeffrey G. Rubin